BENCHMARKING SERVICES AGREEMENT

THIS BENCHMARKING SERVICES AGREEMENT (this “Agreement”), made and entered into this 27th day of December 2006, by and between Dental Patient Care America, Inc., a Utah corporation, with an address at 2150 South 1300 East, Salt Lake City, Utah 84106 (hereinafter “DPCA”), and Heartland Dental Care, Inc., a Delaware corporation, with an address at 1200 Network Centre, Suite 2, Effingham, Illinois 62401(hereinafter “Heartland”):

Section 1.

SCOPE OF SERVICES

1.1. Services. Heartland agrees to provide benchmarking services to dental practices who have received funding through Stillwater National Bank and Trust Company in connection with an effective Affiliate Member Practice Purchase Agreement to which DPCA is a party (a “Covered Practice”). For purposes of this agreement, Heartland’s benchmarking services, as set forth on Exhibit A, are considered “Covered Services”. A practice does not become a Covered Practice until the Affiliate Member Practice Purchase Agreement is executed and delivered, and a practice ceases to be a Covered Practice when the Affiliate Member Practice Purchase Agreement expires or is terminated. The Covered Services shall include such benchmarking services as Heartland is offering to dental practices generally at the time such services are to be rendered. Heartland may, in its discretion and for additional compensation, also provide additional consulting, coaching and continuing education services to the Covered Practices on an as requested basis.

1.2. Conduct of Services. All work shall be performed in a workmanlike and professional manner.

1.3. Method of Performing Services. Heartland shall have the right to determine the method, details, and means of performing the work to be performed for DPCA. DPCA shall, however, be entitled to exercise general power of supervision and control over the results of work performed by Heartland to assure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

1.4 Preferred Provider. Heartland shall be deemed by DPCA to be the preferred provider for consulting, coaching and continuing education services to be made available to the Covered Practices on a discounted basis from Heartland’s standard fees for such services.

1.5. Reporting. DPCA and Heartland shall develop appropriate administrative procedures for coordinating with each other. DPCA shall periodically provide Heartland with evaluations of Heartland’s performance.

1.6. Marketing Assistance. DPCA will provide assistance to Heartland in marketing Heartland’s services to Covered Practices and others in the dental market.

Section 2.

TERM AND TERMINATION

2.1. Term. The term of this Agreement shall commence on the date set forth above and shall continue until the earlier of (i) the five year anniversary of this Agreement or (ii) the first date on which there are no Covered Practices.

2.2. Termination. This Agreement may be terminated by either party upon written notice if the other party breaches any material obligation provided hereunder and the breaching party fails to cure such breach within thirty (30)days following written notice of such breach. Notwithstanding the foregoing, the

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termination of this Agreement by DPCA shall be of no force or effect unless and until that certain Subordinated Loan made to it by Hearland is repaid in full.

Section 3.

FEES, EXPENSES, AND PAYMENT

3.1. Fees. In consideration of the Covered Services performed by Heartland, Heartland shall be paid by DPCA on a calendar quarterly basis, within thirty (30) days after the end of each calendar quarter, an amount equal to one percent of the aggregate collected revenues of the Covered Practices during the quarterly period in question. Each quarterly payment shall be accompanied by a schedule showing the collected revenue and fee by each Covered Practice which shall be certified as true and correct by the chief financial officer or chief accounting officer of DPCA. DPCA shall permit Heartland to audit or have its independent auditors audit the fee calculations and payments not more frequently than annually. A copy of the audit report shall be provided to DPCA. If the audit evidences an underpayment of the fee, DPCA shall promptly remit to Heartland the amount of the underpayment. If the audit evidences an overpayment, then DPCA shall be entitled to a credit against the next fee payment(S) due hereunder in an amount equal to the overpayment. The cost of said audit shall be borne by Heartland, provided, however, that if said audit evidences an underpayment in the fees paid to Heartland of more than five percent (5%) in the aggregate, DPCA shall pay the cost of the audit.

Additional consulting, coaching and continuing education services contracted for directly by the Covered Practices will be billed directly to the Covered Practices and paid within 30 days of the invoice date. Heartland will advise DPCA when it has been engaged directly by a Covered Practice. DPCA will use its commercially reasonable efforts to ensure that all invoices submitted by Heartland to the Covered Practices are paid in a timely manner.

3.2. Expenses. Except as otherwise provided herein, Heartland shall be responsible for all expenses it incurs under this Agreement. DCPA and each Covered Practice to which Heartland renders services in accordance with the second paragraph of Section 3.2 shall be responsible for paying to Heartland promptly and in all events within forty five (45) days of the month of billing, all actual out of pocked expenses (travel, food, lodging, etc.) incurred by Heartland or its officers, agents and employees in providing such services directly to the DPCA or the applicable Covered Practice. DPCA shall be under no obligation to reimburse any such other expenses other than as set forth in 3.1 herein.

Section 4.

RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

4.1. Taxes. As an independent contractor, Heartland shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Heartland and its employees and agents. Neither Heartland nor its employees or agents shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of DPCA or any Covered Practice may be entitled.

Section 5.

CONFIDENTIALITY

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5.1 Restrictions. Heartland acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for DPCA and/or Covered Practices to disclose to Heartland certain Trade Secrets (defined below) of DPCA and/or Covered Practices. Heartland agrees that she shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third-parties, except as authorized by DPCA in writing. DPCA acknowledges that in order for Heartland to perform the services called for in this Agreement, it shall be necessary for Heartland to disclose to DPCA and the Covered Practices certain Trade Secrets (defined below) of Heartland. DPCA agrees that she shall not, and DPCA shall not cause the members of a Covered Practice to disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third-parties, except as authorized by Heartland in writing.

5.2 Trade Secrets Defined. For purposes of this Agreement, a “Trade Secret” shall mean any information (in written or unwritten form) designated as confidential by Heartland or DPCA and/or a Dental Practice, as the case may be, and disclosed, observed or otherwise received by one party or a Covered Practice in connection with the performance of this Agreement; and for such purpose each of Heartland and DPCA designate and acknowledge as confidential the following (without limitation)—(i) any technical data, information, process, procedure, and development plans for new products and services, (ii) business, sales and marketing information, including customer, personnel and contract information; and (iii) Heartland measurement and performance system information, procedures and reports; provided, however, that Trade Secrets shall not include information that is known to Heartland or DPCA, as applicable, entirely independent of the work hereunder, is or becomes publicly available other than as a result of a breach of this Agreement, or is disclosed to Heartland or DPCA (or a Covered Practice), as applicable, by a third party (other than a Dental Practice) who is not subject to any obligation of confidentiality with respect to such information.

5.3 Return of Materials. Upon termination of this Agreement and upon request, Heartland shall return to DPCA, or destroy, and DCPA shall return to Heartland or destroy, all materials involving any Trade Secrets of the other party and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, and other documents or media pertaining to the business of the other party (including all copies of such materials); provided that each party shall be entitled to retain one copy of such materials in a sealed file to be used for evidentiary purposes only. This Section 5.3 is intended to apply to all materials made or compiled by Heartland as well as to all materials furnished to Heartland by anyone else in connection with Heartland’s work for DPCA and/or Dental Practices which materials contain Trade Secrets.

5.4 Maintenance of Confidentiality. Heartland agrees to take all reasonable measures to protect the secrecy of and prevent the disclosure and unauthorized use of any Trade Secrets. Without limiting the foregoing, Heartland shall take at least those measures to protect the Trade Secrets that Heartland takes to protect its own confidential information. Third-parties to whom DPCA authorizes the disclosure of Trade Secrets will be required to enter into confidentiality arrangements similar to those contained herein. Heartland shall immediately notify DPCA in the event that she becomes aware of any unauthorized use or disclosure of Trade Secrets.

Section 6.

MISCELLANEOUS

6.1. Force Majeure. The parties shall not be liable for any failure to perform due to causes beyond their reasonable control.

6.2. Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Utah.

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6.3. Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between DPCA and either Heartland or any employee or agent of Heartland.

6.4. Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

6.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to consulting arrangements and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing relating to consulting arrangements. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above-written.

DENTAL PATIENT CARE AMERICA, INC. By /s/__________________________________ Its:	HEARTLAND DENTAL CARE, INC. By /s/__________________________________ Its:

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EXHIBIT A

COVERED SERVICES

Benchmarking Services provided monthly:

➢	MAPS Report

Measurement and Performance Systems is a detailed data report covering the full scope of a dental practice including and not limited to patient flow, reappointment, hygiene/doctor reporting and efficiency, treatment planning, diagnosis, case acceptance, productivity, collections, scheduling effectiveness, productivity per patient base and per appointment. This multifaceted report includes operating statistics for each practice enrolled in the DPCA program.

➢	Trend Analysis Report

This is an individualized practice report that follows each practice’s progress in the area of the key metrics on a month-to-month basis. It shows 9 months at a time, year to date totals, year to date averages and at year end, shows data for the entire year.

➢	Rankings Report

Key metrics from the MAPS report ranked from most to least. This report shows where each practice ranks compared to the other practices participating in the DPCA program.

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